Exhibit 10.2

EXECUTION VERSION

FIRST AMENDMENT

TO

AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

OF

AMERICAN REALTY CAPITAL HEALTHCARE TRUST III OPERATING PARTNERSHIP, L.P.

This FIRST AMENDMENT TO AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF AMERICAN REALTY CAPITAL HEALTHCARE TRUST III OPERATING PARTNERSHIP, L.P. (this “Amendment”), dated December 22, 2017 and effective as of October 1, 2017, is entered into by American Realty Capital Healthcare Trust III, Inc., a Maryland corporation, in its capacity as the general partner (the “General Partner”) of American Realty Capital Healthcare Trust III Operating Partnership, L.P., a Delaware limited partnership (the “Partnership”), and American Realty Capital Healthcare III Advisors, LLC (the “Advisor”). Capitalized terms used but not otherwise defined in this Amendment shall have the meanings given to such terms in the Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of August 10, 2015 (as amended, the “Partnership Agreement”).

RECITALS:

WHEREAS, the General Partner, the Operating Partnership, ARHC TRS Holdco III, LLC (“Holdco Seller”), Healthcare Trust Inc. (“HTI”), Healthcare Trust Operating Partnership, L.P. (“HTI’s Operating Partnership”), and ARHC TRS Holdco II, LLC (“Holdco Buyer”) have entered into that certain Purchase Agreement dated as of June 16, 2017 (the “Purchase Agreement”), whereby the General Partner, through the Operating Partnership and Holdco Seller, has agreed to sell substantially all of its assets to HTI, through HTI’s Operating Partnership and Holdco Buyer (the “Sale”), as more particularly described in the Purchase Agreement;

WHEREAS, on June 16, 2017, the General Partner, the Advisor, American Realty Capital Healthcare III Properties, LLC, and AR Global Investments, LLC entered into that certain letter agreement, and, on September 28, 2017, an amendment thereto (such letter agreement as so amended, the “Letter Agreement”);

WHEREAS, the Letter Agreement relates to the amounts that may become payable to and from the Advisor and its affiliates, on the one hand, and the General Partner, on the other hand, if the Sale closes and as the Advisor thereafter continues to provide services to the General Partner as the General Partner’s plan of liquidation is implemented, as more particularly described in the Letter Agreement;

WHEREAS, pursuant to the Letter Agreement, the Company and the Advisor agreed, prior to the Closing (as defined in the Purchase Agreement), to further amend the Advisory Agreement and amend the Partnership Agreement effective as of July 1, 2017 to effectuate certain matters contemplated by the Letter Agreement; and

WHEREAS, the General Partner and the Advisor desire to amend the provisions of the Partnership Agreement to give effect to the provisions of the Letter Agreement.

NOW THEREFORE, in consideration of the premises made hereunder, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Article 1 of the Partnership Agreement is hereby revised by deleting the following defined terms in their entirety:

“Adjustment Event”

“Constituent Person”

“Conversion Date”

“NAV Pricing Start Date”

2.	Article 1 of the Partnership Agreement is hereby revised by replacing the following defined terms in their entirety with the following new defined terms:

““Class B Economic Capital Account Balances” means the Capital Account balances of the Class B Unit holders to the extent attributable to their ownership of Class B Units reduced by any forfeiture allocations due to the forfeiture or surrender of any Class B Units.”

““OP Unit Economic Balance” means the quotient of (a) the aggregate Capital Account balance attributable to the OP Units outstanding, plus the amount of any Partner Minimum Gain or Partnership Minimum Gain, in either case to the extent attributable to the ownership of OP Units and computed on a hypothetical basis after taking into account all allocations through the date on which such determination is made, divided by (b) the number of OP Units outstanding on that date.”

““OP Unit Transaction” means, in connection with a Class B Unit, a transaction to which the Partnership or the General Partner shall be a party, including a merger, consolidation, unit exchange, self-tender offer for all or substantially all OP Units or other business combination or reorganization, or sale of all or substantially all the Partnership’s assets in each case as a result of which OP Units shall be exchanged for or converted into the right, or the holders of such OP Units shall otherwise be entitled, to receive cash, securities or other property or any combination thereof, which for the avoidance of doubt shall include the consummation of the sale of all or substantially all the Partnership’s assets pursuant to that certain Purchase Agreement, dated as of June 16, 2017, by and among the General Partner, the Partnership, ARHC TRS Holdco III, LLC, Healthcare Trust Inc., Healthcare Trust Operating Partnership, L.P., and ARHC TRS Holdco II, LLC, as such Purchase Agreement may be amended from time to time.”

3.	Section 13.3 of the Partnership Agreement is hereby replaced in its entirety with the following new Section 13.3:

“13.3	No Obligation to Contribute Deficit

If any Partner or the Special Limited Partner has a deficit balance in his Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which such liquidation occurs), such Partner and the Special Limited Partner shall have no obligation to make any contribution to the capital of the Partnership with respect to such deficit, and such deficit shall not be considered a debt owed to the Partnership or to any other Person for any purpose whatsoever.”

4.	Article 16 of the Partnership Agreement is hereby replaced in its entirety with the following new Article 16:

“16.1	Designation and Number

A series of Partnership Units in the Partnership, designated as the “Class B Units,” is hereby established. Except as set forth in this Article 16, Class B Units shall have the same rights, privileges and preferences as the OP Units. Subject to the provisions of this Article 16 and the special provisions of subparagraph 1(c)(ii) of Exhibit B, Class B Units shall be treated as Partnership Units, with all of the rights, privileges and obligations attendant thereto. In connection with services provided by the Advisor under the Advisory Agreement, the General Partner shall cause the Partnership to issue to the Initial Limited Partner within forty-five (45) days after the end of each Quarter until and including the Quarter ending September 30, 2017 a number of Class B Units equal to the quotient of: (i) the excess of (A) the product of (y) the lower of the Cost of Assets and the fair market value of the Partnership’s assets as reported in the applicable Quarterly Report on Form 10-Q or Annual Report on Form 10-K filed by the General Partner with the Securities and Exchange Commission with respect to such Quarter multiplied by (z) 0.1875% over (B) any amounts payable as an Oversight Fee (as defined in the Management Agreement) for such Quarter divided by (ii) the NAV per share of Common Stock as of the last day of such Quarter; provided, that if the amounts payable as an Oversight Fee for such Quarter exceed the amount determined under clause (A) for such Quarter (an “Excess Oversight Fee”), no Class B Units shall be issued for such Quarter and the Excess Oversight Fee shall be carried forward to the next succeeding Quarter and included with and treated as amounts payable as an Oversight Fee for such Quarter for purposes of determining the amount of Class B Units issuable for such Quarter; provided further, that the sum of (I) the amounts determined under clause (i) for a calendar year plus (II) the amounts payable as an Oversight Fee for such calendar year, shall not be less than 0.75% of the lower of the Cost of Assets and the fair value of the Partnership’s assets for such calendar year; provided further, that each quarterly issuance of Class B Units shall be subject to the approval of the General Partner’s board of directors.

16.2	Special Provisions

Class B Units shall be subject to the following special provisions:

(a)	Restrictions and Forfeiture.

(i)       All Class B Units when issued shall be subject to forfeiture and shall constitute “Restricted Class B Units” and shall remain subject to forfeiture as provided in this Section 16.2(a) until the requirements of this Section 16.2(a) have been satisfied.

(ii)       One hundred percent (100%) of the outstanding Restricted Class B Units shall no longer be subject to forfeiture and shall constitute “Unrestricted Class B Units” at such time as a Liquidity Event occurs; provided, that the Advisor pursuant to the Advisory Agreement is providing services to the Partnership immediately prior to the occurrence of an event of the type described therein, unless the failure to provide such services is attributable to a Termination Without Cause.

(iii)       If the Advisory Agreement is terminated for any reason other than pursuant to a Termination Without Cause, any outstanding Restricted Class B Units shall be forfeited immediately. Upon such forfeiture, such Restricted Class B Units shall immediately, and without any further action, be treated as cancelled and no longer outstanding for any purpose. No consideration or other payment shall be due with respect to any Class B Units that have been forfeited. In connection with any forfeiture of Class B Units, the balance of the Capital Account of a holder of Class B Units, if any, shall be reduced by the amount of the Capital Account attributable to the forfeited Class B Units, and such reduction shall be reallocated to all holders of OP Units, pro rata in accordance with their respective Percentage Interests with respect to OP Units.

(iv)       The General Partner may in its sole discretion provide for the acceleration, waiver or change of the forfeiture provisions contained in this Section 16.2(a), in whole or in part, based on such factors or criteria as the General Partner may determine.

(b)           Distributions. The holders of Class B Units shall be entitled to (i) current distributions of Cash Available for Distribution pursuant to Section 5.1(a); (ii) distributions, if any, of Net Sales Proceeds pursuant to Section 5.1(b)(iii); and (iii) distributions in liquidation of the Partnership pursuant to Section 13.2.

16.3	Voting

Holders of Class B Units shall (a) have the same voting rights as the Limited Partners, with the Class B Units voting as a single class with the OP Units and having one vote per Class B Unit; and (b) have the additional voting rights that are expressly set forth below. So long as any Class B Units remain outstanding, the Partnership shall not, without the affirmative vote of the holders of at least a majority of the Class B Units outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class), amend, alter or repeal, whether by merger, consolidation or otherwise, the provisions of this Agreement applicable to Class B Units so as to materially and adversely affect any right, privilege or voting power of the Class B Units or the holders of Class B Units as such, unless such amendment, alteration, or repeal affects equally, ratably and proportionately the rights, privileges and voting powers of the Limited Partners; provided, that any creation or issuance of any Partnership Units or of any class or series of Partnership Interest including additional OP Units or Class B Units whether ranking senior to, junior to, or on a parity with the Class B Units with respect to distributions and the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers of the Class B Units or the holders of Class B Units as such.”

5.	Subparagraph 1(c)(ii) of Exhibit B of the Partnership Agreement is hereby replaced in its entirety with the following new subparagraph 1(c)(ii):

“(ii)	[Intentionally Omitted]”

6.	Effectiveness and Termination. Subject to the occurrence of the Closing and conditioned thereon, this Amendment shall become effective as of October 1, 2017. Notwithstanding anything in this Amendment, in the event of a termination under Article 9 of the Purchase Agreement, this Amendment shall be null and void.

7.	Miscellaneous. If any provision of this Amendment is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. This Amendment shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof. This Amendment may be executed (including by facsimile transmission) with counterpart signature pages or in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Amendment as of the date and year first aforesaid.

GENERAL PARTNER:

AMERICAN REALTY CAPITAL HEALTHCARE TRUST III, INC.

By:	/s/ W. Todd Jensen
	Name:	W. Todd Jensen
	Title:	President and Interim Chief Executive Officer

LIMITED PARTNER:

AMERICAN REALTY CAPITAL HEALTHCARE III ADVISORS, LLC

By:	/s/ Michael Anderson
	Name:	Michael Anderson
	Title:	Authorized Signatory

[Signature Page to First Amendment to Amended and Restated Agreement of Limited Partnership]